THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 4th day of February 2020, by and between BUTLER NATIONAL CORPORATION, a Kansas corporation of Olathe, Kansas ('Employer"), and Joe A. Peters of Overland Park, Kansas ("Employee").

RECITALS

Employer is desirous of employing Employee, and Employee wishes to continue to be the employee of Employer.

AGREEMENT

NOW, THEREFORE, on the basis of the respective promises and agreements herein contained, the parties agree that all previous Employment Agreements between Employer and Employee, if any, are canceled and terminated and a new employment arrangement is agreed to as follows:

1.0 Definitions.

(a)         “Board” means the board of directors of the Employer.

(b)         “Cause” means: (i) conviction of Employee by a court of competent jurisdiction of a felony; (ii) engaging by Employee in willful fraud in connection with his performance of the business of Employer; or (iii) Employee’s failure to cooperate in good faith with any internal, governmental, or regulatory investigation involving or in any way related to the Employer or its operations.

(c)         “Change in Control” means any of the following:

(i)         The closing of an acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the then outstanding shares of common stock of the Employer or 50% of the then outstanding shares of preferred stock of the Employer;

(ii)         Individuals who, as of January 1, 2020 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2020 whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office occurs either eight months prior to or eight months following an actual or threatened election contest relating to the election of the directors of the Employer), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii)         Approval by the Employer of a reorganization, merger, consolidation, in each case, pursuant to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company’s then outstanding voting securities; or

(iv)         The liquidation or dissolution of the Employer or of the Employer’s approval of the sale of more than 50% of the assets of the Employer over no greater than an 18 month period measured as of the effective date of the first such sale.

(d)         “Code” means the Internal Revenue Code of 1986, as amended.

(e)         “Confidential Information” shall mean all confidential information: (i) of the Employer; or (ii) which is learned or acquired by the Employer from others with whom the Employer has a business relationship in which, and as a result of which, similar information is revealed to the Employer. Confidential Information shall also include all such confidential information, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Employee (alone or with others) or to which Employee shall have had access during the Employment Period as defined herein related to Employer. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists. The term Confidential Information shall be interpreted to the broadest extent possible under Kansas law as well as the Kansas Trade Secrets Act, and shall be deemed to encompass, without limitation, all Employer: (i) trade secrets and intellectual property; (ii) information concerning products/services and the development, manufacturing, marketing, distribution and pricing of products/services; (iii) information concerning customers, customers, customer lists and suppliers; and (iv) credit and financial data concerning the Employer and its customers and suppliers.

(f)         “Good Reason” means: (i) a material reduction of Employee’s Base Salary or annual cash bonus opportunity; (ii) a requirement that Employee provide services to the Employer at a location more than fifteen (15) miles from Olathe, Kansas; (iii) a material reduction in Employee’s authority, duties, or responsibilities; or (iv) any other action or inaction that constitutes a material breach by the Employer of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless: (i) the Employee notifies the Employer in writing of the condition allegedly giving rise to such Good Reason within 90 days of the initial existence of such condition; (ii) the Employer does not cure such condition within 30 days of such notice; and (iii) Employee terminates employment with the Employer as a result of such Good Reason within 120 days of the initial existence of such condition.

2.0 Employment Term.

(a)          General Term.         Employer hereby employs Employee, and Employee agrees to serve Employer as Employer's Officer, upon the terms and conditions hereinafter set forth for a period of sixty (60) months (“Initial Term”), commencing on the January 1, 2020 unless extended or terminated as provided herein. The Initial Term shall automatically be extended for successive additional periods of thirty-six (36) months each (each such extension is referred to as an “Extension Term” of the Employment Term) in the event that written notice of termination hereof is not given by one party hereof to the other at least twenty-four (24) months prior to the end of the Employment Term or the then applicable Extension Term, as the case may be; provided that the Employment Term shall terminate prior to such date: (1) upon Employee’s death or permanent disability or incapacity (as determined by the Board in its good faith judgment) or (2) upon the mutual agreement of the Employer and Employee.

(b)         Termination for Cause, Voluntary Termination, Termination at End of Term. If Employee is terminated by the Employer at the end of the Initial Term or any Extension Term by timely and proper notice pursuant to Section 2.0(a) above, or at any time by the Employer for Cause, or voluntarily by the Employee other than for Good Reason, Employee shall be entitled only to his Base Salary through the date of termination of this Agreement and shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)         Involuntary Termination Without Cause or Good Reason Termination. If Employee’s employment with the Employer is terminated by the Employer without Cause (other than by reason of the Employer’s election and timely notice to terminate Employee’s employment at the end of the Initial Term or any Extension Term in accordance with Section 2.0(a) hereof or by reason of death or disability) or Employee terminates his employment with the Employer or its successor for Good Reason, Employee shall, subject to satisfaction of the Release Condition described in Section 2.0(e) below, be entitled to:

(i) all previously earned and accrued but unpaid Base Salary plus Commissions up to the date of such termination; and

(ii) severance pay in an amount equal to the Base Salary paid for the balance of the Initial Term or Extension Term, whichever is later, in equal installments on the dates on which Employee’s Base Salary would otherwise have been paid in accordance with the Employer’s normal payroll dates in effect as of the date of Employee’s termination of employment as if Employee’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 2.0(e) below shall be accumulated and paid on the first of the Employer’s first such scheduled payroll date following satisfaction of the Release Condition; and

(iii) a lump sum payment equal to the mean of Commission payments for the prior thirty-six months plus payments under any short-term incentive or annual bonus plan maintained by the Employer during each of the three calendar years prior to the year in which such termination occurs (or fewer calendar years if the Employee has not been a participant in the Employer’s annual or short-term incentive bonus plan for the entirety of each such three prior calendar years), payable as soon as practicable following the Employee’s termination of employment, provided that in no event shall such lump-sum payment occur later than March 15 of the year following the year in which such termination occurs; and

(iv) for the 12 month period following the Employee’s termination of employment or such shorter period of time that Employee or any of Employee’s dependents is eligible for and elects COBRA continuation coverage (in accordance with Section 4980B of the Code), Employee’s cost of coverage shall be the employee contribution rate that would have applied if Employee had remained in active employment with the Employer during such period, provided that any amounts payable to Employee in connection with this Section 2.0(c) shall be paid on an after tax basis on the first regularly scheduled payroll date of each month for which such amount is payable; and

(v)         the annual bonus that is paid to employees who have worked for Employer for more than fifteen-years, provided Employer is profitable.

All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

(d)         Change in Control Termination. Notwithstanding Section 2.0(c) above, if prior to but in connection with a Change in Control or during the 18 month period following a Change in Control: (i) Employee’s employment with the Employer or its successor is terminated by the Employer or its successor without Cause (other than by reason of the Employer’s or its successors election and timely notice to terminate Employee’s employment at the end of the Initial Term or any Extension Term in accordance with Section 2.0(a) hereof or by reason of death or disability); or (ii) Employee terminates his employment with the Employer or its successor for Good Reason, Employee shall, subject to satisfaction of the Release Condition described in Section 2.0(e) below, be entitled to:

(A) all previously earned and accrued but unpaid Base Salary and Commissions up to the date of such termination;

(B) severance pay in an amount equal to thirty-six (36) months of Base Salary plus the average commission paid for the prior thirty-six (36) months paid in equal installments on the dates on which Employee’s Base Salary would otherwise have been paid in accordance with the Employer’s normal payroll dates in effect as of the date of Employee’s termination of employment as if Employee’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 2.0(e) below shall be accumulated and paid on the first of the Employer’s first such scheduled payroll date following satisfaction of the Release Condition;

(C) a lump sum payment equal to one and one-half times the mean of payments under any short-term incentive or annual bonus plan maintained by the Employer during each of the three calendar years prior to the year in which such termination occurs (or fewer calendar years if the Employee has not been a participant in the Employer’s annual or short-term incentive bonus plan for the entirety of each such three prior calendar years), payable as soon as practicable following the Employee’s termination of employment, provided that in no event shall such lump-sum payment occur later than March 15 of the year following the year in which such termination occurs; and

(D) for such period of time that Employee or any of Employee’s dependents is eligible for and elects COBRA continuation coverage (in accordance with Section 4980B of the Code), Employee’s cost of coverage shall be the employee contribution rate that would have applied if Employee had remained in active employment with the Employer during such period, provided that any amounts payable to Employee in connection with this Section 2.0(d)(iv) shall be paid on an after tax basis on the first regularly scheduled payroll date of each month for which such amount is payable; and

(E)         the annual bonus that is paid to employees who have worked for Employer for more than fifteen-years, provided Employer is profitable.

All payments shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

(e)         Release Condition and Severance Forfeiture. Employee agrees that Employee shall be entitled to the amounts and benefits set forth in Sections 2.0(c)(i)-(iv) and 2.0(d)(A)-(E) only if: (i) Employee executes a release of all claims against the Employer (other than indemnity claims the Employee may have against the Employer that arise under the Employer’s by-laws or the D&O Insurance Policies) in such reasonable form as the Employer may reasonably prescribe, and Employee has not materially breached, as of the date of termination, obligations to maintain Confidential Information of the Employer, and (ii) such release becomes effective and irrevocable no later than 60 days following the date of the Employee’s termination of employment.

(f)         No Additional Severance. Employee hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Employee, except as expressly set forth in this Section 2.0, and Employee hereby irrevocably waives any claim for any other severance compensation.

(g)         Death or Disability. The Employer’s obligation under this Agreement terminates on the last day of the month in which Employee’s death occurs or on the date as of which Employee first becomes entitled to receive disability benefits under the Employer’s long-term disability plan. The Employer shall pay to Employee or Employee’s estate all previously earned and accrued but unpaid Base Salary up to such date. Thereafter, Employee or his estate shall not be entitled to any further Base Salary, bonus, benefits or other compensation for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

3.0 Performance/ Non-Compete.

During the term of this Employment Agreement, Employee shall, in accordance with the orders and directions of the Board of Directors of Employer, perform such duties as the Officer of Employer as may be assigned to him from time to time. Employee agrees to devote at least three-fourths (75%) of all his working time and effort to the performance of his duties as the Director of Sales and Marketing of Employer in an efficient, faithful and businesslike manner. Employee shall have overall responsibility and authority for the aerospace business segment of Employer.

Employee further agrees that, during the term of this Agreement, he shall not be engaged, either directly or indirectly, in any manner or capacity, whether as an adviser, principal, agent, partner, officer, director, employee, member of an association, or otherwise, in any business or activity, or own beneficially or of record, five percent (5%) or more of the outstanding stock or class of equity securities in any corporation in competition with the business of Employer.

4.0 Compensation.

As compensation during the period of his employment under this Agreement, Employer shall pay to Employee as salary for his services, the minimum sums of $273,478.40 for the period of January 1, 2020 through December 31, 2020, payable weekly in accordance with Employer's normal payroll practices. Employer and Employee agree that Employee shall receive a salary increase of five percent (5%) per year for each year on January 1 of year for the Term of this Agreement and each year of any extension term.

Employee shall also have the right, on the same basis with other employees of Employer, to participate and receive benefits under and in accordance with the provisions of any Employee fringe benefit programs and shall be entitled to paid vacation and reimbursement for travel and entertainment expenses incurred in connection with his duties under this Agreement on the same basis as other employees of Employer. Employee shall be entitled to four weeks vacation each year which he may take one week or more at a time and be paid in accordance with the Employer’s payroll practices for such vacation. Employee shall also be entitled to the annual bonus that is paid to employees who have worked for Employer for more than fifteen-years, provided Employer is profitable. As Director of Sales and Marketing, Employee is also entitled to commissions (“Commission”) under the commission plan approved by the Chief Executive Officer of the Corporation.

In addition to the Base Salary, Employee shall be entitled to participate in the Employer’s Management Incentive Plan (the “Bonus Plan”) as administered by the Compensation Committee of the Board of Directors. If the Board or the Compensation Committee modifies such Bonus Plan during the Employment Term, Employee shall continue to participate at a level no lower than the highest level established for any officer of the Employer then at Employee’s level. At the discretion of the Board or the Compensation Committee, Employee may be offered from time to time the opportunity to participate in other bonus plans of the Employer in lieu of the Bonus Plan and, if Employee chooses to participate in such plan or plans.

Upon submission of statements, vouchers or other satisfactory evidence by Employee, Employer shall pay or reimburse him for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like, incurred by him in the interest of Employer's business or Employee’s function with the Employer’s business.

5.0 Inventions and Patents.

Employee agrees that all of his interests in any inventions, discoveries, improvements, developments, tools, machines, apparatus, appliances, designs, promotional ideas, practices, processes, formulae, methods, and new products or services useful in or related to the business in which Employer or any subsidiary or affiliate of Employer may at any time be engaged, whether patentable, copyrightable or otherwise made, discovered, developed, or secured by him, either solely or jointly with others, during the term of this Employment Agreement, shall be the property of Employer and will be disclosed promptly and fully to Employer. At the request of Employer at any time or from time to time during or after the term of this Employment Agreement, but at the expense of the Employer, Employee will make application in due form for Letters Patent, copyrights or trademarks, domestic and foreign, and will assign to Employer or persons designated by Employer all of his right, title and interest in and to the Letters Patent, copyrights and trademarks and the applications therefore. Employee will, at any time during the term of this Employment Agreement or thereafter, execute any and all instruments and documents and do such further reasonable acts and things, at the expense of Employer, which Employer may deem desirable in connection with such applications for Letters Patents, copyrights or trademarks, or in order to establish and perfect in Employer or persons designated by Employer the entire right, title and interest in and to said Letters Patents, copyrights or trademarks and the property rights and materials connected therewith.

Employee will not, directly or indirectly, without the Employer's prior written consent, solicit to cease to work with the Employer or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of the Employer or any of its subsidiaries or affiliates at the level of director or any more senior level, or encourage any consultant to cease or diminish his or her work with the Employer or any of its subsidiaries or affiliates; and

Employee will not directly cause any supplier of the Employer or any of its subsidiaries or affiliates to cease doing business with the Employer or subsidiary or affiliate.

6.0 Business Disclosures.

Employee shall not, without the written consent of Employer, at any time disclose to anyone other than officers or employees of Employer, or make use of those manufacturing methods, processes, techniques, trade secrets, products, research, or customer lists obtained while in the employ of Employer which shall not be generally known to the public or recognized as standard practices. Upon leaving the employ of Employer, Employee shall not take, without the consent of the Employer, any drawing, blueprint or other reproduction, customer list or confidential data.

7.0 Assignment.

This Employment Agreement is personal in nature, and Employee shall not assign or transfer any of his obligations under this Employment Agreement. Any such attempt of assignment shall be null and void and shall constitute a breach of the Employment Agreement. In the event Employer shall at any time be merged or substantially all of its assets shall be acquired, this Agreement shall continue in full force and effect, and Employee shall render the services provided for herein to such successor.

8.0 Change in Control Restrictions.

(a)         In the event any payment(s) or the value of any benefit(s) received or to be received by Employee in connection with Employee’s termination of employment or contingent upon a change in control (whether received or to be received pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Employer, its successors, any person whose actions result in a change in control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a change in control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of Section 8.0(c) below, to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Section 8.0(a), then the Employer shall reduce the aggregate amount of the Payments payable to the Employee such that the value of such Payments (determined in accordance with Section 280G of the Code or any successor provision thereto) are, after such reduction, no greater than 95% of the Employee’s “base amount” as of the date of such change in control and such that no Excise Tax shall be payable by the Employee, and the Payments shall not cease to be deductible by the Employer by reason of Section 280G of the Code (or any successor provision thereto).

(b)         If there is a determination that the Payments payable to Employee must be reduced pursuant to the immediately preceding paragraph, the Employer shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. Employee may then elect which and how much of the Payments shall be eliminated or reduced as long as: (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any); (ii) if Payments described in (i) of this subsection are exhausted and additional reductions are necessary, any cash Payments described in this Agreement not previously reduced are reduced next; and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both: (A) not cause any Excise Tax to be payable by Employee; and (B) not cause any Payments to become nondeductible by the Employer by reason of Section 280G of the Code (or any successor provision thereto). Employee shall advise the Employer in writing of Employee’s election within ten (10) days of Employee’s receipt of such notice from the Employer. Notwithstanding the foregoing, if no election is made by Employee within the ten-day period, the Employer may elect which and how much of the Payments shall be eliminated or reduced as long: (i) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Section 409A of the Code (if any); (ii) if Payments described in (i) of this subsection are exhausted and additional reductions are necessary, any cash Payments described in this Agreement not previously reduced are reduced next; and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both: (A) not cause any Excise Tax to be payable by Employee; and (B) not cause any Payments to become nondeductible by the Employer by reason of Section 280G of the Code (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).

(c)         All determinations required to be made under this Section 8.0, including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Agreement, shall be made by a nationally recognized certified public accounting firm selected by the Employer and reasonably acceptable to Employee (the “Accounting Firm”). The Employer shall cause the Accounting Firm to provide detailed supporting calculations to the Employer and Employee within fifteen (15) business days after notice is given by Employee to the Employer that any or all of the Payments have occurred, or such earlier time as is requested by the Employer. Within two (2) business days after such notice is given to the Employer, the Employer shall instruct the Accounting Firm to timely provide the data required by this Section 8.0(c) to Employee. All fees and expenses of the Accounting Firm shall be paid in full by the Employer. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Employee, the Employer shall take commercially reasonable action so that the Accounting Firm shall furnish Employee with a written opinion that failure to disclose or report the Excise Tax on Employee’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty. Any determination by the Accounting Firm shall be binding upon the Employer and Employee in the absence of material mathematical or legal error.

9.0 Disability.

In the event Employee shall become unable to perform his duties under this Agreement for a period exceeding thirty (30) days on account of sickness or injury, he shall be entitled to continue to receive salary and benefits for a period of twelve (12) months from and after the date on which such Employee shall become unable to perform his duties under this Agreement on account of sickness or injury, less any amounts that he receives pursuant to any disability insurance contract which may be in force with respect to him. Thereafter, this Agreement shall continue in full force and effect, but no further salary or other payments shall be payable to Employee under this Agreement until such time as he resumes his duties pursuant to this Agreement.

10.0 Notices.

All notices to be given by either party to this Employment Agreement to the other shall be in writing. Any notice to be given to Employee shall be given by depositing such notice in the United States mails, postage prepaid, addressed to Employee at 15125 Melrose, Overland Park, KS 66221. Any notice to be given to Employer shall be given by depositing such notice in the United States mails, postage prepaid, addressed to Employer at 19920 W. 161st Street, Olathe, KS 66062. Either party may from time to time change its address for further communication by giving notice in the manner prescribed to the other party.

11.0 Entire Agreement.

This Employment Agreement constitutes the entire understanding between parties with respect to the subject matter and supersedes all negotiations, prior discussions and preliminary agreements. This Employment Agreement may not be amended, except pursuant to a writing executed by the parties.

12.0 Captions.

The captions of the sections of this Employment Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction.

13.0 Successors.

This Employment Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors of the parties.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

BUTLER NATIONAL CORPORATION

By _______________________________

Clark D. Stewart

President and CEO

EMPLOYEE

__________________________________

Joe A. Peters